Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Central Pacific Financial Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Central Pacific Financial Corp. of our reports dated February 28, 2013, with respect to the consolidated balance sheets of Central Pacific Financial Corp. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Central Pacific Financial Corp.

/s/ KPMG, LLP

Honolulu, Hawaii
May 8, 2013